Exhibit 99.1

Conference Call Remarks

First Quarter Fiscal 2004

July 10, 2003

9:00 AM Central Time

Yolanda Scharton (Vice President, Investor Relations and Corporate Communications)

Thank you and welcome everyone. I hope you all had a nice holiday, and we are happy to welcome you back to the office with good news here at SUPERVALU. On today’s call are Jeff Noddle, SUPERVALU’s chairman and CEO and Pam Knous, corporate executive vice president and chief financial officer.

I remind you that the information presented and discussed today includes forward-looking statements, which are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties related to such statements are detailed in our fiscal 2003 10-K.

After our prepared remarks we will open the call to questions and answers. We strongly encourage everyone to ask only one question so we can accommodate all who are on the call here today. And, as always, I will be available after the call for additional questions. Here’s Jeff.

Jeff Noddle

Good morning everyone. Thanks for joining us this morning.

During the course of today’s call, I will provide some color on the current business environment and the progress we’ve made on our business strategies, Pam will recap the financials of the quarter and our current financial position, and I will conclude by commenting on our outlook for the remainder of the year.

For the first quarter, we are pleased to report net sales of $5.8 billion, operating earnings of $161.8 million, and net earnings of $73.7 million. Diluted earnings per share of $0.55 for our first quarter was consistent with our expectations, and included certain litigation settlement costs.

These results represent the successful navigation through:

•	an erratic economic environment,

•	continued promotional activities, and

•	dislocations in the grocery distribution industry,

still delivering good financial results and significant progress on our business strategies.

As always, I would like to quickly review the external events that impact our results.

During the quarter, we continued to see high levels of promotional activity, although subsiding from last year’s more intense levels. We’ve noticed this trend particularly as it impacts Save-A-Lot—where more rational pricing behavior by the conventional grocers on national brands benefited our extreme value format which offers every day low prices. However, since many in the industry are striving to convert gross margin into lower shelf prices, we remain watchful of the situation.

Last year, we also talked a lot about the consumer and their pattern of trading down. Even though the economy has not yet fully recovered, we have seen some of this abate as well. Consumers seem to be a little more willing to spend.

We have also seen the CPI index for food at home firm up slightly since last year. Meat prices were higher than last year’s levels but overall inflation remains consistent with our earlier business assumption—which is—no meaningful inflation in our market basket of goods. Keep in mind that our market basket of goods or our same store sales are not heavily influenced by fuel or pharmacy like other retailers.

Finally—during the past 90 days—and perhaps the most significant external event, SUPERVALU has experienced a unique opportunity as our largest competitor in the grocery distribution industry filed for bankruptcy.

We are working diligently to capitalize on the potential business this situation presents to SUPERVALU. We have already made good progress. Of the $600 million of annualized new primary business wins late in the first quarter most came from Fleming. We will continue to support former Fleming customers in whatever manner we can. I must add that the pace at which Fleming’s business has dissipated leaves the size of the opportunity somewhat unknown. It is almost breathtaking how fast this business unraveled and leaked out of the network, whether the leakage is permanent or interim is also difficult to ascertain.

Furthermore, I want to be clear that our interest in any Fleming assets would be evaluated on a case-by-case basis, whereby the bankruptcy auction process may offer an opportunity for us to bid on a property at a liquidation level. As you know, C&S has signed a preliminary letter of intent to acquire Fleming’s assets. Some have suggested that this may represent a new player in our industry.

For your information, I would like to provide some context and background for you on C&S. First, there are distinct differences in the two business models. C&S primarily provides services to large chains, primarily operates in non-union environments, and does not provide a full suite of support services. This contrasts with the small chain customer base of Fleming, and when combined with a predominantly union workforce - represents a sizable departure to C&S’s current business model. Filings allow them to assign to others.

Now, I’ll highlight a few of our business accomplishments during the quarter.

In retail:

Same store sales for the quarter grew 0.4 percent. Excluding the impact of cannibalization, or our planned in-market store expansion, same store sales for first quarter were up 1.1 percent. I am particularly pleased that our comparable store sales strength was broad-based across our retail network, including continued positive comparable sales trends at Save-A-Lot.

Save-A-Lot continues its national expansion effort, outpacing the majority of grocery retailers in both sales growth and store expansion. During the first quarter, Save-A-Lot opened 20 net new retail stores, including a net 11 licensed stores, bringing Save-A-Lot’s national store count to 1,170 stores. At the end of the quarter, Save-A-Lot operated 58 combination stores, which include a mix of grocery products and general merchandise. We are very pleased with the performance of these stores. One year into the expansion of general merchandise at Save-A-Lot—we are on-track.

We are pleased with the performance of our combination stores both in sales and profitability. While we had many Deals stores open year over year—these were largely in the pipeline at the time of acquisition. Our primary goal at Save-A-Lot is to commit capital to our combo formats that include a mix of food and general merchandise.

Save-A-Lot continues to enhance its brand awareness and create a stronger shopping connection to a broader consumer market. In June, Save-A-Lot launched its “Look at the Receipt” advertising campaign utilizing a combination of television, radio and print circulars to reinforce our price-oriented position.

During the quarter, Save-A-Lot also opened a replacement food distribution center in St. Johns, Michigan. By the end of this fiscal year, we plan to open one general merchandise distribution facility in Ohio as well as two other replacement food distribution facilities in Ohio and New York. Continual enhancement of our distribution infrastructure will ensure that Save-A-Lot continues to move both food and general merchandise product efficiently to its expanding store network.

In our other retail banners, we continue to invest within our existing markets. During the first quarter, we opened one new Cub Foods store in the Twin Cities and a replacement Shoppers Food Warehouse store in our Washington DC/Baltimore market. We also completed five major and eight minor remodels during the first quarter.

The conversion of our Baltimore based Metro chain to the Shopper’s Food Warehouse banner is well underway. This conversion generally includes changing the décor, remerchandising product, and relocating certain auxiliary services like pharmacies and banks. During the first quarter, we re-opened two stores as Shoppers stores and are pleased with their results and the positive consumer response they received. We plan to complete the remaining 14 conversions by the end of this fiscal year. I am very excited about the potential to grow Shoppers’ in the combined Baltimore / Washington DC market.

In addition, as some of you may be aware, a new player has entered the Minneapolis/St. Paul market when Roundy’s purchased Fleming’s Rainbow division in bankruptcy court.

Our Cub Foods banner continues its strong leadership position in this market and we have been preparing for a new competitor since Rainbow went up for sale over two years ago. Over this time frame, we have built new stores, completed remodels, and launched effective brand marketing campaigns, such as the “I love my Cub” campaign currently in play. We are confident that Cub will maintain and build upon its strong local connection to consumers.

Moving on to distribution:

Our distribution team had a significant series of events unfold in the quarter, and I am proud of their ability to step up and prove why SUPERVALU earns its prominent position in the industry. The sheer scale of what transpired probably hasn’t fully revealed itself yet. The ability of our team to provide support to new and partial customers and bring on large volume in a short period of time while maintaining excellent service levels is more than systems and capacity—it’s true focus and grit.

We are signing new business every day and it will take time to fully realize the benefits of all our hard work as we spend time retagging stores and setting up new customer relationships. As we announced last week, the annualized new primary business captured during the first quarter was in excess of $600 million. This number does not include the commitment to retailers in need to supply them in the interim even before resolution of the Fleming situation. The impact of these new wins is fairly minor in the first quarter as the majority of the business will come stream over the next several quarters.

These new business affiliations include:

•	Miner’s Inc.—A grocery chain located in Northern Minnesota and a Fleming customer for more than 50 years. We began supplying them on a secondary basis in the first quarter, and by the end of the first quarter we became their supplier. We have already retagged the stores and are up and running with them.

•	L&L—An 11-store grocery retailer in Michigan also came to SUPERVALU from Fleming. Like Miner’s, L&L sees the benefits of partnering with a stable food distributor who understands the nuances of competing successfully as a retailer.

•	And, the list grows every day, including additional Super Target business in the south, and other niche retailers in the northeast.

We are excited with the volume generated this quarter and are working hard to gain additional sales throughout the year.

I am also pleased to report that our efficiency efforts are paying off. Last year, we did not get these benefits as quickly as we had hoped. All the various efficiency initiatives, which I have detailed over the past year, are designed to drive some key operational components of our business—labor productivity, inventory management, transportation, technology, and service level improvements. I am happy to report that these benchmarks are showing progress and demonstrate our ability to set new standards in the industry that few others can achieve.

I’d now like to turn the call over to Pam Knous for a review of the quarter. Pam…

Pam Knous

Thanks, Jeff. Today I will provide a quick recap of the first quarter, as well as some comments on our financial condition. But first, let me reiterate how pleased we are with our financial performance during the quarter—especially considering last year’s first quarter was a record quarter for earnings.

As Jeff mentioned, in the quarter, we reported total net sales of $5.8 billion, operating earnings of $161.8 million, net earnings of $73.7 million, and diluted earnings per share of $0.55, including approximately $5 million in net litigation expense, or about 2 ½ cents per share.

Our gross profit as a percent of sales grew approximately 30 basis points from last year’s first quarter due to the increasing mix of retail, with its inherently higher margin levels, including recently acquired Deals, compared to our distribution business.

For the same reasons, selling and administrative expenses as a percent of sales increased approximately 60 basis points, which also reflects higher employee benefit related costs.

Turning to our business segments.

Retail performed well in the quarter. First quarter net sales grew by 5.1 percent to $3.0 billion. Sales increased primarily due to new stores where we expanded square footage by 4.7 percent, including licensed stores, year over year as well as a full quarter impact of Deals, which we acquired toward the end of last year’s first quarter. At the end of the quarter, SUPERVALU’s retail network consisted of 1,436 stores. Since last year’s first quarter, Save-A-Lot has added 103 net new stores and our regional banners have added three net new stores—one each in the Twin Cities, St. Louis, and Washington DC. Through either retrofit or new, we now have a total of 58 combo stores in our network.

As Jeff mentioned, we saw positive same store sales of 0.4 percent. When adjusted for in-market store expansion, same store sales were 1.1 percent in the first quarter.

Retail segment operating earnings were $123.6 million, compared to 129.1 million in last year’s first quarter. Reported operating earnings as a percent to sales was 4.2 percent compared to 4.6 percent in last year’s first quarter.

The decrease year over year reflects the lack of expense leverage from increases in employee related benefit costs which continue to increase at a rate faster than sales growth and a higher mix of new stores, primarily Deals, both its new and acquired stores. The average age of our 97 Deals stores is 15 months.

In our distribution segment:

Total distribution sales in the quarter were $2.9 billion, up 1.3 percent from last year’s first quarter. Sales growth was primarily due to new business with existing customers, which more than offset customer attrition.

Reported distribution operating earnings for the fourth quarter were $58.2 million, up 1.8 percent over last year’s first quarter. Reported operating earnings as a percent to sales were flat at 2.0 percent year over year yet up 50 basis points from last year’s fourth quarter level. Operating results reflect the impact of higher sales volume and benefits of efficiency initiatives implemented during the course of the prior year, which more than offset the changing customer mix and increases in employee benefit related costs.

Total company net earnings for the quarter include after-tax restructure and other charges of $735 thousand, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

General corporate expense for the first quarter was $18.8 million, including, as mentioned, the approximately $5.0 million, net, in litigation settlements. Net interest expense during the first quarter was $44.4 million reflecting both lower borrowing levels and lower average interest rates in the quarter. The effective tax rate for first quarter was 37.25 percent.

Capital spending for the first quarter was $72.3 million, including $9.6 million of capitalized leases, primarily funding retail store expansion, store remodeling, Save-A-Lot distribution facilities and technology enhancements. This was down from last year’s spending level of approximately $153.9 million that included the acquisition of Deals. Retail represented approximately 80 percent of our capital spending for this year’s first quarter.

When looking at SUPERVALU’s financial condition, we maintained our strong balance sheet.

•	Total debt to capital at the end of the first quarter was 50.2 down approximately 160 basis points from fiscal 2003 year-end and down nearly 600 basis points from last year’s first quarter.

•	We maintained financial flexibility and have no borrowing outstanding under either our revolving credit facility or accounts receivable securitization program. At quarter end, cash on hand was approximately $72 million.

•	During the quarter, the Company renewed its synthetic lease for its Harrisburg facility which includes a $60 million purchase option.

•	Through a variety of refinancing activities completed last year, first quarter interest expense and the blended borrowing rate declined.

•	We continued to monitor inventory days on hand and maintained last year’s levels at quarter end.

•	Finally, earlier in the first quarter, we announced a one-cent increase in our annual dividend rate to $0.58 per share, which will be in effect later this year.

In summary, SUPERVALU continues to be in good position to both strategically grow our business, and maintain our strong financial position. I would now like to turn it back to Jeff.

Jeff Noddle

Thanks Pam. Turning to our outlook for fiscal 2004, we are maintaining our earnings per share range for fiscal 2004 of $2.00 to $2.15, including the 53rd week.

•	We continue to believe the economy will see a slow recovery in the last half of the calendar year.

•	We cautiously expect our same store sales for the year will be at least flat due, in part, to our planned in-market store expansion.

•	Our store opening plans are on track, with Save-A-Lot set to open 75 to 100 combination stores and our regional banners set to open 8 to 12 stores this year.

•	We will continue to invest in remodeling activity to keep our store “fleet” in top shape, including the conversion of our Metro banner stores to the Shopper’s Food Warehouse name.

•	Increases in employee related benefit costs and new stores will continue to impact expense leverage in retail to some extent throughout the remainder of the year.

•	Distribution results for the year, while currently benefiting from a unique competitive environment, will continue to be impacted by ongoing annual attrition in the range of two to four percent and increases in employee benefit related costs.

•	We project capital spending for the year will be $425 to $450 million.

Before I open the call up to questions, I want to reiterate our strong commitment to driving financial performance. We are optimistic that changes in our industry today provide some of the best opportunity for SUPERVALU that I have seen in many years. I am confident that the activities underway across our company will allow SUPERVALU to strengthen its position as one of the top food companies in this country.

I’d now like to take your questions.